Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors

China Cablecom Holdings, Ltd.

We consent to the use of our report dated February 28, 2008, with respect to the combined balance sheets of Binzhou Guangdian Network Co. Ltd. and subsidiaries as of September 30, 2007, and the related combined statements of income, shareholders’ equity and cash flows for the period then ended, included herein and to the reference to our firm under the heading “Experts” in the registration statement of China Cablecom Holdings, Ltd. on Form S-1.

/s/ UHY ZTHZ HK CPA LIMITED

UHY ZTHZ HK CPA LIMITED

Hong Kong, China

April 17, 2008